EXHIBIT 10.6

Description of Arrangement for Directors Fees

The following sets forth the amount of fees payable to outside directors of Chemung Financial Corporation for their services as Directors in fiscal year 2005:
Event	Fee
Annual Retainer	$5,500.00 payable in cash.

Board Meeting Attended	$ 300.00

Committee Meeting Attended	$ 300.00
Chairman of Each Committee Attended	$ 350.00
Telephonic Meeting	$ 300.00
Telephonic Committee Meeting	$ 300.00
Separate Chemung Financial Corporation and Chemung Canal Trust Company Board Meetings Held on the Same Day	$ 300.00

Annual Retainer for the Chairman of the Audit Committee	$5,500.00 (not additional)

Annual Retainer for the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee	$5,500.00 (not additional)

Annual Retainer for Lead Director	$ N/A